Exhibit 14(a)

                        Consent of Price Waterhouse, LLP,
                            Independent Accountants.

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Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Combined Proxy Statement and Prospectus and the Statement of Additional Information constituting parts of this registration statement on Form N-14 (the "Registration Statement") of our report dated December 10, 1996, relating to the financial statements and selected per share data and ratios for a share of beneficial interest outstanding appearing in the October 31, 1996 Annual Report to Shareholders of Vista American Value Fund (one of the portfolios constituting Mutual Fund Group)(the "Report"), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Experts" in the Combined Proxy Statement and Prospectus. We also consent to the incorporation by reference of the Report in the Prospectus and the Statement of Additional Information constituting parts of Post Effective Amendment No. 38 to the registration statement on Form N-1A of Mutual Fund Group, which are incorporated by reference in the Registration Statement



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
December 8, 1997